UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 11, 2006

ALLIANCE RESOURCE PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	Commission File No.: 0-26823	73-1564280
(State or other jurisdiction of incorporation or organization)		(IRS Employer Identification No.)

1717 South Boulder Avenue, Suite 600, Tulsa, Oklahoma 74119

(Address of principal executive offices and zip code)

(918) 295-7600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Alliance Resource Partners, L.P. (the “Partnership”) received notice from Synfuel Solutions Operating, LLC (“SSO”) that, on May 11, 2006, SSO resumed operation of its coal synfuel production facility located at the Partnership’s Warrior Coal, LLC (“Warrior”) mining complex in Hopkins County, Kentucky. On April 23, 2006, SSO had suspended operation of the synfuel facility due to the increase in the wellhead price of domestic crude oil. During the suspension period, the Partnership sold coal directly to SSO’s synfuel customers under “back up” coal supply agreements, which automatically provide for the sale of the Partnership’s coal in the event these customers do not purchase coal synfuel from SSO. As a result of the resumption of operations at the SSO coal synfuel production facility, the Partnership will sell coal to SSO has feedstock for the synfuel facility. SSO has advised the Partnership that continued operation of the synfuel production facility is dependent on the future price of crude oil.

Pursuant to various long-term agreements, the Partnership receives fees from coal sales, property rental, marketing and other services provided to the owners of the SSO coal synfuel facility. These agreements, which expire on December 31, 2007, are dependent on the ability of the owners of these synfuel facilities to use certain qualifying federal income tax credits available to the coal synfuel facility and are subject to early cancellation if the synfuel tax credits become unavailable to such owners due to a rise in the price of crude oil or otherwise.

The operational status of the SSO synfuel production facilities is highly dependent on the wellhead price of domestic crude oil and, therefore, is subject to change as a result of fluctuations in the future price of crude oil. The Partnership has considered the potential financial impacts of the current operational status of this synfuel facility and is confirming its previously provided estimate ranges for 2006 revenues, EBITDA and net income. The Partnership will provide additional information concerning the synfuel production facilities in the event changes in the operational status of this facility affects the Partnership’s previously provided estimate ranges for 2006 financial results.

ITEM 8.01	OTHER EVENTS

On May 11, 2006, the Partnership received notice from PC Indiana Synthetic Fuel #2, L.L.C. (“PCIN”), which stated that effective May 11, 2006, due to the increase in the wellhead price of domestic crude oil, PCIN was exercising its contractual right to suspend until further notice the operation of its coal synfuel production facility located at the Partnership’s Gibson County Coal, LLC (“Gibson”) mining complex in Gibson County, Indiana. PCIN has advised the Partnership that resumption of operations of the synfuel facility is dependent on the price of crude oil in the future. In anticipation of the suspension of operations at the PCIN coal synfuel production facility, the Partnership will sell coal directly to PCIN’s synfuel customers under “back up” coal supply agreements, which automatically provide for the sale of the Partnership’s coal in the event these customers do not purchase coal synfuel from PCIN.

The Partnership has also entered into agreements with Mt. Storm Coal Supply, LLC (“Mt. Storm Coal Supply”) related to its coal synfuel facility located at Virginia Electric and Power

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Company’s Mt. Storm power station, which is adjacent to the Partnership’s Mettiki Coal, LLC mining complex in Garrett County, Maryland. The Mt. Storm Coal Supply synfuel facility currently remains in operation, however, the continued operation of this facility cannot be assured.

Pursuant to various long-term agreements, the Partnership receives fees from coal sales, property rental, marketing and other services provided to the owners of the SSO, PCIN and Mt. Storm Coal Supply coal synfuel facilities. These agreements, which expire on December 31, 2007, are dependent on the ability of the owners of these synfuel facilities to use certain qualifying federal income tax credits available to the coal synfuel facility and are subject to early cancellation if the synfuel tax credits become unavailable to such owners due to a rise in the price of crude oil or otherwise.

The operational status of the SSO, PCIN and Mt. Storm Coal Supply synfuel production facilities is highly dependent on the wellhead price of domestic crude oil and, therefore, is subject to change as a result of fluctuations in the future price of crude oil. The Partnership has considered the potential financial impacts of the current operational status of these synfuel facilities and is confirming its previously provided estimate ranges for 2006 revenues, EBITDA and net income. The Partnership will provide additional information concerning the synfuel production facilities in the event changes in the operational status of these facilities affects the Partnership’s previously provided estimate ranges for 2006 financial results.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Alliance Resource Partners, L.P.

By:	Alliance Resource Management GP, LLC, its managing general partner

By:	/s/ Joseph W. Craft III
Joseph W. Craft III President and Chief Executive Officer

Date: May 16, 2006

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